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                                 EXHIBIT NO. 2

                              February     , 2000

Fellow Shareholders:

        The Board of Directors of Group 1 Software declared a three-for-two stock split of Group 1 common stock. This was done to provide greater liquidity for our current shareholders, and make Group 1 Software stock more attractive to new investors. For every two shares of common stock that you held at the close of business on February 17, 2000, you are now entitled to one additional share.

        The enclosed certificate represents the additional shares that have been issued to you as a result of the stock split.

        THE ENCLOSED CERTIFICATE DOES NOT REPLACE, BUT IS IN ADDITION TO, ANY CERTIFICATES YOU ALREADY OWN. THE STOCK CERTIFICATES YOU CURRENTLY HAVE SHOULD BE RETAINED, AS THEY CONTINUE TO REPRESENT SHARES WHICH YOU OWN.

        If the address shown on the new certificate is incorrect, your ownership of the shares will not be affected. Please do not return the new certificate, but instead, promptly notify Group 1's stock transfer agent, American Stock Transfer and Trust Company, 40 Wall Street, New York, New York 10005, for your correct address.

        All of us at Group 1 appreciate your continued support.

                                                   Best regards,